Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-45788, 33-55487, 333-49557, 333-83509, 333-87637) of Tellabs, Inc. of our report dated April 29, 1999 relating to the financial statements of NetCore Systems, Inc., (which financial statements are not separately presented), which appears in this Form 8-K.

/s PricewaterhouseCoopers LLP
Boston, Massachusetts
November 8, 1999